Exhibit 4.11


                    DEPOSITARY RECEIPT
                            FOR
                    DEPOSITARY SHARES
EACH REPRESENTING_________________________[OF A] SHARE OF
                      PREFERRED STOCK

                             OF

              FREEPORT-MCMORAN COPPER & GOLD INC.
   (Incorporated under the Laws of the State of Delaware)


No.

___________________________(the  "Depositary") hereby certifies that__________________________  is the  registered owner of
_______________________   Depositary Shares (the "Depositary
Shares"), each Depositary Share representing of a share of Preferred
 Stock $0.10 par value (the "Stock"), of
Freeport-McMoRan Copper & Gold Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), deposited with the Depositary and the same proportionate interest in any and all other property received by the Depositary in respect of such shares of Stock and held by the Depositary under the Deposit Agreement (as defined below). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Stock represented thereby, including the dividend, conversion, exchange, voting, liquidation and other rights contained in the Certificate of Designations establishing the rights, preferences, privileges and limitations of the Stock (the "Certificate of Designations"), copies of which are on file at the office of the Depositary at which at any particular time its business in respect of matters governed by the Deposit Agreement shall be administered, which at the time of the execution of the Deposit Agreement is located at_______________________
(the "Corporate Office").

          This Depositary Receipt ("Receipt") shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless this Receipt shall have been executed manually or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by facsimile by the Depositary by the signature of a duly authorized officer and, if executed by facsimile signature of the Depositary, shall have been countersigned manually by such Registrar by the signature of a duly authorized officer.


          THE DEPOSITARY IS NOT RESPONSIBLE FOR THE VALIDITY OF ANY DEPOSITED STOCK. THE DEPOSITARY ASSUMES NO RESPONSIBILITY FOR THE CORRECTNESS OF THE DESCRIPTION SET FORTH IN THIS RECEIPT, WHICH CAN BE TAKEN AS A STATEMENT OF THE COMPANY SUMMARIZING CERTAIN PROVISIONS OF THE DEPOSIT AGREEMENT. UNLESS EXPRESSLY SET FORTH IN THE DEPOSIT AGREEMENT, THE DEPOSITARY MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE VALIDITY, GENUINENESS OR SUFFICIENCY OF ANY STOCK AT ANY TIME DEPOSITED WITH THE DEPOSITARY UNDER THE DEPOSIT AGREEMENT OR OF THE DEPOSITARY SHARES, AS TO THE VALIDITY OR SUFFICIENCY OF THE DEPOSIT AGREEMENT, AS TO THE VALUE OF THE DEPOSITARY SHARES OR AS TO ANY RIGHT, TITLE OR INTEREST OF THE RECORD HOLDERS OF THE DEPOSITARY RECEIPTS IN AND TO THE DEPOSITARY SHARES.

          The Company will furnish to any holder of this Receipt without charge, upon request addressed to its executive office, a full statement of the designation, relative rights, preferences and limitations of the shares of each authorized class, and of each class of preferred stock authorized to be issued, so far as the same may have been fixed, and a statement of the authority of the Board of Directors of the Company to designate and fix the relative rights, preferences and limitations of other classes.

          This Receipt is continued on the reverse hereof and the additional provisions therein set forth for all purposes have the same effect as if set forth at this place.

Dated:


   ____________________________
   as Depositary and Registrar



By:
  ----------------------
   Authorized Officer

Further Conditions and Agreements Forming Part of this Receipt
Appear on the Reverse Side.


                    [FORM OF REVERSE
                 OF DEPOSITARY RECEIPT]


          1. 	The Deposit Agreement.  Depositary Receipts (the
"Receipts"), of which this Receipt is one, are made available upon the terms and conditions set forth in the Deposit Agreement, dated as of ____________________ (the "Deposit Agreement"), among the Company, the Depositary and all holders from time to time of Receipts. The Deposit Agreement (copies of which are on file at the Corporate office, the office maintained by the Depositary in the Borough of Manhattan, the City of New York which at the time of the execution of the Deposit Agreement is located at ____________________________ (the "New York Office") and at the
office of any agent of the Depositary) sets forth the rights of holders of Receipts and the rights and duties of the Depositary.
 The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are subject to the detailed provisions thereof, to which reference is hereby made. In the event of any conflict between the provisions of this Receipt and the provisions of the Deposit Agreement, the provisions of the Deposit Agreement will govern.

          2.	 Definitions. Unless otherwise expressly herein
provided, all defined terms used herein shall have the meanings ascribed thereto in the Deposit Agreement.

          3.	 Redemption, Exchange and Conversion of Stock.
Whenever the Company shall elect to redeem or exchange or be required to convert shares of Stock in accordance with the Certificate of Designations, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary in its capacity as Depositary not less than 5 business days' prior notice of the proposed date of the mailing of a notice or redemption, exchange or conversion of Stock and the simultaneous redemption, exchange or conversion of the Depositary shares representing the Stock to be redeemed, exchanged or converted and of the number of such shares of Stock held by the Depositary to be redeemed, exchanged or converted. The Depositary shall, as directed by the company in writing, mail, first class postage prepaid, notice of the redemption, exchange or conversion of Stock and the proposed simultaneous, redemption, exchange or conversion of Depositary Shares representing the Stock to be redeemed, exchanged or converted, not less than 15 and not more than 60 days prior to the date fixed for redemption, exchange or conversion of such Stock and Depositary Shares, to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed, exchanged or converted, at the addresses of such holders as the same appear on the records of such holders as the same appear on the records of the Depositary; provided, that if the effectiveness of a Merger or Consolidation (as defined in the Certificate of Designations) makes it impracticable to provide at least 15 days notice, the Depositary shall provide such notice as soon as practicable prior to such effectiveness. Any such notice shall also be published in the same manner as notices of redemption, exchange or conversion of the Stock are required to be published pursuant to Section _____ of the Certificate of Designations. On the date of any such redemption, exchange or conversion, the Depositary shall surrender the certificate or certificates held by the Depositary evidencing the number of shares of Stock to be redeemed, exchanged or converted in the manner specified in the notice of redemption, exchange or conversion of Stock provided by the Company pursuant to Section ____ of the Certificate of Designations. The Depositary shall, thereafter, redeem, exchange or convert the number of Depositary shares representing such redeemed, exchanged or converted Stock upon the surrender of Receipts evidencing such Depositary Shares in the manner provided in the notice sent to record holders of Receipts. In case fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed shall be selected by the Depositary by lot or on a pro rata basis at the direction of the Company. Notice having been mailed and published as aforesaid, from and after the redemption, exchange or conversion date (unless the Company shall have failed to redeem, exchange, or convert the shares of Stock to be redeemed, exchanged or converted by it upon the surrender of the certificate or certificates therefor by the Depositary as described above), the Depositary Shares called for redemption or exchange or subject to conversion shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be converted or exchanged into shares of Stock at a rate equal to ________ of the number of shares of Stock delivered, and the holders thereof shall be entitled to of the cash payable, in respect of the shares of Stock pursuant to the Certificate of Designations. The foregoing is subject further to the terms and conditions of the Certificate of Designations. If fewer than all of the Depositary Shares evidenced by this Receipt are called for redemption, the Depositary will deliver to the holder of this Receipt upon its surrender to the Depositary, together with the redemption price (whether to be paid in the form of cash, shares of Stock or other form or forms of consideration) and all accrued and unpaid dividends to and including the date fixed for redemption payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

          4.	Surrender of Receipts and Withdrawal of Stock.  Upon
surrender of this Receipt to the Depositary at the Corporate office, the New York Office or at such other offices as the Depositary may designate, and subject to the provisions of the Deposit Agreement, the holder hereof is entitled to withdraw, and to obtain delivery, without unreasonable delay, to or upon the order of such holder, any or all of the Stock (but only in whole shares of Stock) and all money and other property, if any, at the time represented by the Depositary Shares evidenced by this Receipt; provided, however, that, in the event this Receipt shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the whole number of shares of Stock to be withdrawn, the Depositary shall, in addition to such whole number of shares of Stock and such money and other property, if any, to be withdrawn, deliver, to or upon the order of such holder, a new Receipt or Receipts evidencing such excess number of whole Depositary Shares.

          5.	 Transfers, Split-ups, Combinations.  Subject to
Paragraphs 6, 7 and 8 below, this Receipt is transferable on the books of the Depositary upon surrender of this Receipt to the Depositary at the Corporate Office or the New York Office, or at such other offices as the Depositary may designate, properly endorsed or accompanied by a properly executed instrument of transfer, and upon such transfer the Depositary shall sign and deliver a Receipt or Receipts to or upon the order of the person entitled thereto, all as provided in and subject to the Deposit Agreement. This Receipt may be split into other Receipts or combined with other Receipts into one Receipt evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.


          6.	 Conditions to Signing and Delivery, Transfer, etc.,
of Receipts. Prior to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of this Receipt, the delivery of any distribution hereon or the withdrawal or deposit of Stock, the Depositary, any of the Depositary's Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to Stock being deposited or withdrawn or with respect to Stock of the Company being issued upon conversion, exchange or redemption); (ii) production of proof satisfactory to it as to the identity and genuineness of any signature; and (iii) compliance with such reasonable regulations, if any, as the Depositary or the Company may establish not inconsistent with the Deposit Agreement. Any person presenting Stock for deposit, or any holder of this Receipt, may be required to file such proof of information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper.
 The Depositary or the Company may withhold or delay the delivery of this Receipt, the registration of transfer, redemption, conversion or exchange of this Receipt, the withdrawal of the Stock represented by the Depositary Shares evidenced by this Receipt or the distribution of any dividend or other distribution until such proof or other information is filed, such certificates are executed or such representations and warranties are made.

          7.	 Suspension of Delivery, Transfer, etc. the deposit
of Stock may be refused and the delivery of this Receipt against Stock or the registration of transfer, split-up, combination, surrender or exchange of this Receipt and the withdrawal of deposited Stock may be suspended (i) during any period when the register of stockholders of the Company is closed, (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or (iii) with the approval of the Company, for any other reason. The Depositary shall not be required to (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business 15 days next preceding any selection of Depositary Shares and Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption of Depositary Shares or (b) to transfer or exchange for another Receipt any Receipt evidencing Depositary Shares called or being called for redemption, in whole or in part, subject to conversion or exchange except as provided in the last sentence of Paragraph 3.


          8.	 Payment of Taxes or Other Governmental Charges.  If
any tax or other governmental charge shall become payable by or on behalf of the Depositary with respect to (i) this Receipt, (ii) the Depositary Shares evidenced by this Receipt, (iii) the Stock (or fractional interest therein) or other property represented by such Depositary Shares, or (iv) any transaction referred to in Section 4.06, of the Deposit Agreement, such tax (including transfer, issuance or acquisition taxes, if any) or governmental charge shall be payable by the holder of this Receipt, who shall pay the amount thereof to the Depositary. Until such payment is made, registration of transfer of this Receipt or any split-up or combination hereof or any withdrawal of the Stock or money or other property, if any, represented by the Depositary Shares evidenced by this Receipt may be refused, any dividend or other distribution may be withheld and any part or all of the Stock or other property represented by the Depositary Shares evidenced by this Receipt may be sold for the account of the holder hereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such tax or other governmental charge, the holder of this Receipt remaining liable for any deficiency.

          9.	 Amendment. The form of the Receipts and any
provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable; provided, however, that no such amendment that shall materially and adversely alter the rights of the holders of Receipts shall be effective as to outstanding Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Receipts and unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares outstanding. Every holder of an outstanding Receipt at the time 90 days after such notice of amendment shall have been given shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Paragraphs 3, 4 6, 7, and 8 hereof and of Sections 2.03, 2.06 and 2.07 and
Article III of the Deposit Agreement, of the owner of the Depositary Shares evidenced by this Receipt to surrender this Receipt with instructions to the Depositary to deliver to the holder the Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

          10.	Fees, Charges and Expenses.  The Company will pay
all fees, charges and expenses of the Depositary, except for taxes (including transfer taxes, if any) and other governmental charges and such charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Stock, holders of Receipts or other persons.

          11.	Title to Receipts.  It is a condition of this
Receipt, and every successive holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the Depositary Shares evidenced hereby), when properly endorsed or accompanied by a properly executed instrument of transfer, is transferable by delivery with the same effect as in the case of investment securities in general; provided, however, that the Depositary may, notwithstanding any notice to the contrary, treat the record holder hereof at such time as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.

          12.	 Dividends and Distributions.  Whenever the
Depositary shall receive any cash dividend or other cash distribution on the Stock, the Depositary shall, subject to the provisions of the Deposit Agreement, distribute to record holders of Receipts such amounts of such sums as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required by law to withhold and does withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any owner of Depositary Shares a fraction of one cent and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to record holders of Receipts then outstanding.

          13.	Subscription Rights, Preferences or Privileges.  If
the Company shall at any time offer or cause to be offered to the persons in whose name Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance, subject to the provisions of the Deposit Agreement, be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct.

          14.	 Notice of Dividends, Fixing of Record Date.
Whenever (i) any cash dividend or other cash distribution shall become payable, or any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of Stock are entitled to vote or of which holders of Stock are entitled to notice, or of the mandatory conversion of, or any election on the part of the Company to call for redemption or exchange of, any shares of Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or of such meeting or to receive notice of such conversion, exchange or redemption.

          15.	Voting Rights.  Upon receipt of notice of any
meeting at which the holders of Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date determined as provided in Paragraph 14 will be entitled, subject to any applicable provision of law, the Certificate of Incorporation or the Certificate of Designations, to instruct the Depositary as to the exercise of the voting rights pertaining to the Stock represented by their respective Depositary Shares, and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of this Receipt on such record date the Depositary shall endeavor insofar as practicable to vote or cause to be voted the Stock represented by the Depositary Shares evidenced by this Receipt in accordance with the instructions set forth in such request. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Stock or cause such Stock to be voted. In the absence of specific instructions from the holder of this Receipt, the Depositary will abstain from voting to the extent of the Stock represented by the Depositary Shares evidenced by this Receipt.

          16.	Reports, Inspection of Transfer Books.  The
Depositary shall make available for inspection by holders of Receipts at the Corporate Office, the New York Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are received by the Depositary as the holder of Stock. The Depositary, acting as transfer agent and Registrar, shall keep books at the Corporate Office for the registration and transfer of Receipts, which books at all reasonable times will be open for inspection by the record holders of Receipts; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person's interest as an owner of Depositary Shares.


          17.	Liability of the Depositary, the Depositary's
Agents, the Registrar and the Company. Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall incur any liability to any holder of this Receipt, if by reason of any provision of any present or future law or regulation thereunder of any governmental authority or, in the case of the Depositary, the Registrar or any Depositary's Agent, by reason of any provision present or future, of the Certificate of Incorporation or the Certificate of Designations or, in the case of the Company, the Depositary, the Registrar or any Depositary's Agent, by reason of any act of God or war or other circumstances beyond the control of the relevant party, the Depositary, any Depositary's Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of the Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent, the Registrar or the company incur any liability to any holder of this Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of the Deposit Agreement provide shall or may be done or performed or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement except, in the case of the Depositary, any Depositary's Agent or the Registrar, if such exercise or failure to exercise discretion is caused by its negligence or bad faith.

          18.	 Obligations of the Depositary, the Depositary
Agent, the Registrar and the Company. The Company assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to the holder hereof or other persons, except to perform in good faith such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement. Each of the Depositary, the Depositary's Agents and the Registrar assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to the holder hereof or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith.

          Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to Stock, Depositary Shares or Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

          Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company will be liable for any action or failure to act by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any holder of this Receipt or any other person believed by it in good faith to be competent to give such advice or information.


          19.	Termination of Deposit Agreement.  Whenever so
directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit Agreement.
 Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations thereunder except for its obligations to the Depositary, any Depositary's Agent and any Registrar under Sections 5.07 and 5.08 of the Deposit Agreement.

          If any Receipts remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter shall discontinue all functions and be discharged from all obligations as provided in the Deposit Agreement, except as specifically provided therein.

          20.	 Governing Law.  The Deposit Agreement and this
Receipt and all rights thereunder and hereunder and provisions thereof and hereof shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflict of laws.

	FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________ the within Receipt and all rights and interests represented by the Depositary shares evidenced thereby, and hereby irrevocably constitutes and appoints _______________________ his attorney, to transfer the same on the books of the within-named Depositary, with full power of substitution in the premises.


Dated:                  				Signature:
                                     _________________________

                                 NOTE:  The signature to this
                                 assignment must correspond with
                                 the name as written upon the
                                 face of the Receipt in every
                                 particular, without alteration
                                 or enlargement, or any change
                                 whatever.